Exhibit 10.4

Terms of Employment Arrangement
between Slavie Federal Savings Bank
and Charles E. Wagner

Mr. Wagner is employed on an at-will basis at a rate of pay of $87,360.00 as of January 1, 2009.  Mr. Wagner is also eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and an annual bonus as determined by the Compensation Committee of the Board of Directors.  He is also entitled to all benefits available to full-time employees of Slavie Federal Savings Bank.  Mr. Wagner received a bonus of $23,596.04 for 2008, which was paid in March, 2009.

Mr. Wagner is also compensated for his attendance at board meetings at the same rate as other board members.  Mr. Wagner received $27,550.00, including a $6,000 bonus, for his service as a director and $4,050.00 for his service as board secretary during 2008.